SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 17, 2003

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-27596 (Commission file number)	94-3170244 (I.R.S. employer identification no.)

1021 Howard Avenue

San Carlos, CA 94070

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 628-4700

ITEM 5.    OTHER EVENTS.

On April 17, 2003, Conceptus, Inc. issued a press release announcing that Mark M. Sieczkarek has been appointed president and chief executive officer and a member of the board of directors, effective immediately. Text of the press release follows:

SAN CARLOS, Calif. (April 17, 2003)—Conceptus, Inc. (Nasdaq: CPTS), developer of the non-incisional permanent birth control procedure Essure™, today announced that Mark M. Sieczkarek, 48, has been appointed president and chief executive officer and a member of the board of directors, effective immediately.

Mr. Sieczkarek comes to Conceptus with extensive experience in general management, marketing, finance and corporate development. Most recently, Mr. Sieczkarek served as President, Americas, of Bausch and Lomb, Inc. (NYSE: BOL), where he led the region to double-digit revenue and profitability growth. Bausch and Lomb is an eye healthcare company with annual revenues of over $1.8 billion. His prior positions at Bausch and Lomb include President, Europe, Middle East and Africa, where he oversaw the introduction of the Zyoptix laser for LASIK eye surgery. He also held several financial and corporate development positions, playing a key role in negotiating four major strategic acquisitions in the surgical segment that added over $400 million to Bausch and Lomb’s revenue base. Mr. Sieczkarek has also held general management positions at KOS Pharmaceuticals and Bristol-Myers Squibb, where he was involved in the early commercialization of several new products. Mr. Sieczkarek has a B.S. degree from the State University of New York at Buffalo and an MBA from Canisius College.

“Mark Sieczkarek is a seasoned life science executive with extensive experience commercializing medical products, both drugs and devices,” stated Kathryn Tunstall, Chairman of the Board of Conceptus. “In addition to his demonstrated ability to consistently improve financial performance in his areas of responsibility, Mark brings in-depth knowledge and extensive experience in both professional and consumer marketing,” Ms. Tunstall added. “We are delighted that Mark is joining Conceptus and feel confident that his skill set, along with his dedication to principled leadership will serve our customers and stockholders well,” she added.

Commenting on his appointment, Mr. Sieczkarek stated, “I am extremely excited to be joining a company with a product that will set a new standard of care in women’s health. Essure is an extraordinary product ready for wide-scale commercialization and I welcome the opportunity to lead an outstanding organization in bringing a non-incisional alternative for permanent birth control to women in the U.S. and worldwide.”

As previously announced, Steven Bacich, who served as president and chief executive officer since January 2000, will assist in the transition with primary responsibility over research and development, business development and clinical and medical affairs. As part of this transition, Mr. Bacich resigns from his position as a member of the board of directors. “We are delighted that Steve Bacich will continue to contribute his strong talents to the company,” stated Ms. Tunstall. “Steve is a recognized expert in women’s health and has demonstrated his ability to bring a major medical innovation to the market with good science, excellent clinical results and in record time,” she added.

About Essure

Essure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is expected to return home about 45 minutes after the procedure is completed.

About Conceptus

Conceptus, Inc. manufactures and markets Essure, which is designed to provide a non-incisional alternative to tubal ligation, the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by surgical tubal ligation and vasectomy, which combined account for over 1 million procedures annually in the United States.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Clinical efficacy of and market demand for our product and the results of our marketing programs, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by regulatory authorities and insurance carriers, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC. (Registrant)

By:	/S/ GLEN K. FURUTA

Glen K. Furuta Vice President, Finance & Administration and Chief Financial Officer

Dated:  April 18, 2003